Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the registration of Petco Health and Wellness Company, Inc. Class A common shares issuable pursuant to the 2021 Equity Incentive Plan and 2021 Employee Stock Purchase Plan of Petco Health and Wellness Company, Inc. of our report dated December 3, 2020, with respect to the consolidated financial statements of PET Acquisition LLC included in its Registration Statement (Form S-1 No. 333-251107) for the years ended February 1, 2020 and February 2, 2019, and for thirty-nine week period ended October 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

January 15, 2021